State of Delaware
Secretary of State
Division of Corporations
Delivered 09:35 AM 04/03/2019
FILED 09:35 AM 04/03/2019
SR 20192508827 - File Number 7357811

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Fundrise Income eREIT V, LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 300 Delaware Ave Suite 210-A (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is United States Corporation Agents, Inc.

By: [signature]
Authorized Person

Name: Benjamin Miller
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